Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE

ITG CANADA FORMS SUBSIDIARY

TO OPERATE ALTERNATIVE TRADING SYSTEM

Broker-Neutral Marketplace

Will Combine Full Anonymity and Continuous Matching

NEW YORK & TORONTO, May 24, 2005 – Investment Technology Group, Inc. (NYSE:ITG), a leading provider of technology based equity trading services and transaction research, today announced that its wholly owned subsidiary, ITG Canada Corp., has formed a subsidiary, TriAct Canada Marketplace LP (“TCM”), to operate a Canadian alternative trading system.

TriAct Canada Marketplace will be a continuous intra-day equity trading system for all Toronto Stock Exchange (TSX) listed securities that will provide price improvement on every transaction. The TCM trading environment is fully confidential – it does not display any information on participants, order size, or order pricing. Standing portfolio and single stock orders are executed against each other, as well as against a continuous flow of marketable orders. Transactions are executed exclusively within the TSX bid/offer spread.

“TCM will combine a number of unique features that will enable users to control trade execution, minimize risk, and achieve overall trading goals,” stated Wendy Rudd, CEO of TriAct Canada Marketplace LP. “Canadian dealers and their clients will benefit from the opportunity to achieve best execution, in full compliance with the principles embodied in the Canadian regulatory framework, without the need to implement significant changes to their trading environments.”

TCM will act strictly as a broker-neutral matching facility, and will not participate on an agency or proprietary basis in any trade. As with current Canadian direct market access practices, Institutional Clients will continue to execute through, and pay commissions to, the dealers they choose.

Launch of the TCM alternative trading system is anticipated for the fourth quarter of 2005, pending all necessary regulatory approvals.

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity trading services and transaction research to institutional investors and brokers, ITG helps clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client-Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:

Maureen Murphy	Liz Sendewicz
Investor Relations	Media Relations
(212) 444-6323	(212) 444-6130